                                                Filed Pursuant to Rule 424(b)(5)
                                                     Registration No. 333-121067

PRICING SUPPLEMENT No. 3
to Prospectus Supplement dated May 18, 2005
to Prospectus Supplement dated May 18, 2005
and Prospectus dated May 18, 2005

                                   $15,300,000
                          LEHMAN BROTHERS HOLDINGS INC.
                           MEDIUM-TERM NOTES, SERIES H
                          1.00% Notes Due July 21, 2009
                  Performance Linked to a Basket of Ten Stocks

Because these notes are part of a series of Lehman Brothers Holdings' debt securities called Medium-Term Notes, Series H, this pricing supplement and the accompanying prospectus supplement, dated May 18, 2005 (the "synthetic convertible prospectus supplement") should also be read with the accompanying prospectus supplement, dated May 18, 2005 (the "MTN prospectus supplement") and the accompanying prospectus dated May 18, 2005 (the "base prospectus"). Terms used here have the meanings given them in the synthetic convertible prospectus supplement, the MTN prospectus supplement or the base prospectus, unless the context requires otherwise.

o  REFERENCE EQUITY: An equal-dollar weighted basket of common stocks of the following ten companies: The Allstate Corporation, Applied Materials, Inc.,
   Bed Bath & Beyond Inc., Dell Inc., Dow Jones & Company, Inc., Freddie Mac,
   Microsoft Corporation, Pfizer Inc., Phelps Dodge Corporation and Wal-Mart
   Stores, Inc. These companies are not involved in this offering and have no obligation with respect to the notes.

o  STATED MATURITY DATE: July 21, 2009, subject to postponement if a market disruption event occurs on the valuation date.

o  INTEREST RATE: 1.00% per annum.

o  INTEREST PAYMENT DATES: January 21 and July 21 of each year, beginning on
   January 21, 2006.

o  INTEREST PAYMENT RECORD DATES: 15 calendar days prior to each interest payment date.

o  THRESHOLD VALUE: $108.75, which represents 108.75% of $100.00. $100.00 is the initial level of the basket.

o  EARLIEST REDEMPTION DATE: July 14, 2008.

o  REDEMPTION NOTICE PERIOD: 30 calendar days.

o  OPTIONAL REPURCHASE NOTICE PERIOD: Eight business days.

o  DETERMINATION PERIOD: Five business days.

o  MULTIPLIERS: The initial multiplier is 0.16231 for the Allstate common stock,
   0.57803 for the Applied Materials common stock, 0.22477 for the Bed Bath &
   Beyond common stock, 0.24631 for the Dell common stock, 0.27196 for the Dow
   Jones common stock, 0.15053 for the Freddie Mac common stock, 0.38521 for the
   Microsoft common stock, 0.36390 for the Pfizer common stock, 0.10051 for the
   Phelps Dodge common stock and 0.19849 for the Wal-Mart common stock. The multipliers are subject to adjustment under various circumstances, as described under the caption "Description of the Notes--Adjustments to multipliers and securities included in the calculation of the settlement value" on page SS-16 of the synthetic convertible prospectus supplement. See also "Initial Multipliers; Base Dividends and Adjustments to the Multipliers"
   on page PS-2 of this pricing supplement.

o  STOCK SETTLEMENT: None.

o  LISTING: The notes will not be listed on any exchange.

Investing in the notes involves risks. Risk Factors begin on pages PS-2 of this pricing supplement and SS-7 of the synthetic convertible prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement, any accompanying prospectus supplement or any accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                             ----------------------
                                                      Per Note          Total
                                                      --------       -----------
Public offering price...............................   100.00%       $15,300,000
Underwriting discount...............................     0.25%           $38,250
Proceeds to Lehman Brothers Holdings................    99.75%       $15,261,750

                             ----------------------

Lehman Brothers Holdings has granted the underwriter an option to purchase, within 13 days of the original issuance, up to an additional $2,295,000 aggregate principal amount of notes on the same terms and conditions set forth above solely to cover over-allotments, if any.

The notes are expected to be ready for delivery in book-entry form only through
The Depository Trust Company on or about July 21, 2005.

                             ----------------------

                                 LEHMAN BROTHERS
July 14, 2005

                             ADDITIONAL RISK FACTOR

CHANGES IN THE VALUE OF ONE OR MORE OF THE COMMON STOCKS COMPRISING THE BASKET
MAY OFFSET EACH OTHER.

Price movements in the common stocks comprising the basket may not correlate with each other. At a time when the value of one or more of the common stocks included in the basket increases, the value of one or more of the other common stocks included in the basket may not increase as much or may even decline in value. Therefore, in calculating the closing level of the basket on the valuation date, increases in the value of one or more of the common stocks included in the basket may be moderated, or wholly offset, by lesser increases or declines in the value of one or more of the other common stocks included in the basket. You can review the historical prices of each of the common stocks in the basket for each fiscal quarter in the period from January 1, 2002 through
July 14, 2005 in this pricing supplement under "The Basket--Historical information about the common stocks included in the basket." It is impossible to predict the future performance of any of the common stocks comprising the basket or of the basket as a whole, or whether increases in the prices of any of the common stocks comprising the basket will be offset by decreases in the prices of other common stocks comprising the basket, based on historical performance. In addition, there can be no assurance that the closing level of the basket will be higher than the initial level of the basket so that you will receive at maturity an amount in excess of the price at which the notes are initially being sold to the public.

       INITIAL MULTIPLIERS; ADJUSTMENTS TO THE MULTIPLIERS; BASE DIVIDENDS

The initial multiplier is 0.16231 for the Allstate common stock, 0.57803 for the
Applied Materials common stock, 0.22477 for the Bed Bath & Beyond common stock,
0.24631 for the Dell common stock, 0.27196 for the Dow Jones common stock,
0.15053 for the Freddie Mac common stock, 0.38521 for the Microsoft common stock, 0.36390 for the Pfizer common stock, 0.10051 for the Phelps Dodge common stock and 0.19849 for the Wal-Mart common stock.

The multipliers are subject to adjustment under certain circumstances, including if, during the period from the date of this pricing supplement to the valuation date, holders of record of shares of common stock of any of the ten companies whose common stock is included in the basket are entitled to receive a cash dividend (other than an extraordinary dividend) from such company and the amount of such dividend is more or less than the "base dividend" specified below. See
"Description of the Notes--Adjustments to multipliers and securities included in the calculation of the settlement value" on page SS-16 of the synthetic convertible prospectus supplement.

The "base dividend" shall be $0.320 for the Allstate common stock, $0.030 for
Applied Materials, $0.00 for Bed Bath & Beyond, $0.00 for Dell, $0.250 for Dow
Jones, $0.350 for Freddie Mac, $0.080 for Microsoft, $0.190 for Pfizer, $0. 375
for Phelps Dodge and $0.150 for Wal-Mart, the amount of the respective dividend per share of common stock most recently paid by such company prior to the date of this pricing supplement, subject to adjustment in the event of certain events affecting the applicable shares of common stock of any such company, such as share splits, reverse share splits or reclassifications, as determined by the calculation agent, in its good faith judgment.

If the calculation agent determines in its sole and absolute discretion that any such company has failed to declare or make a dividend payment, the effective adjustment date for adjusting the applicable multiplier will be (a) in the case of the Allstate common stock, the first business day immediately following the
11th day of each January, April, July or October and the valuation date, as applicable, (b) in the case of Applied Materials common stock, the first business day immediately following the 1st day of each January, April, July or
October and the valuation date, as applicable, (c) in the case of the Dow Jones common stock, the first business day immediately following the 13th day of each
March, June, September or December and the valuation date, as applicable, (d) in the case of the Freddie Mac common stock, the first business day immediately following the 25th day of each January, April, July or October and the valuation date, as applicable, (e) in the case of the Microsoft common stock, the first business day immediately following the 1st day of each January, April, July or
October and the valuation date, as applicable, (f) in the case of the Pfizer common stock, the first business day immediately following the 26th day of each
March, June, September and December and the valuation date, as applicable, (g)
in the case of the Phelps

                                      PS-2

Dodge common stock, the first business day immediately following the 27th day of each January, March, June or September and the valuation date, as applicable, and (h) in the case of the Wal-Mart common stock, the first business day immediately following the 3rd day of each January, April, July or October and the valuation date, as applicable.

                     EXAMPLES OF AMOUNT PAYABLE AT MATURITY

Here are two examples of hypothetical alternative redemption amount calculations. In each of these examples it is assumed that during the term of the notes Allstate, Applied Materials, Dow Jones, Freddie Mac, Microsoft,
Pfizer, Phelps Dodge and Wal-Mart do not change the amount of the dividends that they pay on their common stock and that Bed Bath & Beyond and Dell do not pay any dividends on their common stock:

EXAMPLE 1. ASSUMING THE CLOSING LEVEL OF THE BASKET IS $90.00:

Alternative redemption amount per $1,000 note =

                        $90.00
    $1,000     x    --------------  =   $827.59
                       $108.75

As a result, on the maturity date or upon redemption, you would receive $1,000, plus accrued but unpaid interest, per $1,000 note because $1,000 is greater than
$827.59. If you require Lehman Brothers Holdings to repurchase your notes, you would only receive $827.59, plus accrued but unpaid interest, per $1,000 note.

EXAMPLE 2. ASSUMING THE CLOSING LEVEL OF THE BASKET IS $120.00:

Alternative redemption amount per $1,000 note =

                      $120.00
    $1,000     x    --------------  =   $1,103.45
                      $108.75

As a result, on the maturity date or upon redemption, you would receive
$1,103.45, plus accrued but unpaid interest, per $1,000 note because $1,103.45 is greater than $1,000. If you require Lehman Brothers Holdings to repurchase your notes, you would also receive $1,103.45, plus accrued but unpaid interest, per $1,000 note.

To the extent the actual closing level of the basket differs from the levels assumed above or that either Allstate, Applied Materials, Dow Jones, Freddie
Mac, Microsoft, Pfizer, Phelps Dodge or Wal-Mart changes the amount of the dividends it pays or that either Bed Bath & Beyond or Dell pays any dividends, the results indicated above would be different.

                                   THE BASKET

THE TEN COMMON STOCKS COMPRISING THE BASKET

The basket will initially represent an equal-dollar weighted portfolio of the ten common stocks in the basket. The level of the basket will increase or decrease by the performance of the common stocks that make up the basket. The following table presents information with respect to: the ten issuers whose common stocks are included in the basket, the exchange on which the common stock of each trades, the stock symbols, the starting stock prices, the initial multiplier for each common stock and the starting value for each stock.

                                      PS-3



                                                                                    INITIAL
                                                                     STARTING      MULTIPLIER
                                                         STOCK      STOCK PRICE    (NUMBER OF     STARTING
ISSUER OF THE COMMON STOCK                 EXCHANGE      SYMBOL      PER SHARE      SHARES)         VALUE
-----------------------------------        --------      ------     -----------    ----------     --------

The Allstate Corporation ..........          NYSE         ALL         $ 61.61       0.16231        $ 10.00
Applied Materials, Inc.............         NASDAQ        AMAT          17.30       0.57803          10.00
Bed Bath & Beyond Inc..............         NASDAQ        BBBY          44.49       0.22477          10.00
Dell Inc...........................         NASDAQ        DELL          40.60       0.24631          10.00
Dow Jones & Company, Inc...........          NYSE          DJ           36.77       0.27196          10.00
Freddie Mac........................          NYSE         FRE           66.43       0.15053          10.00
Microsoft Corporation..............          NASD         MSFT          25.96       0.38521          10.00
Pfizer Inc. .......................          NYSE         PFE           27.48       0.36390          10.00
Phelps Dodge Corporation...........          NYSE          PD           99.49       0.10051          10.00
Wal-Mart Stores, Inc. .............          NYSE         WMT           50.38       0.19849          10.00
                                                                                                   -------
                                                                                                   $100.00
                                                                                                   =======


All information in the table above was obtained from Bloomberg L.P., without independent verification.

Lehman Brothers Holdings has obtained the following information from the respective companies' reports and other documents filed with the SEC:

     The Allstate Corporation

The Allstate Corporation is engaged in the personal property and casualty insurance business and the life insurance, retirement and investment products business. Widely known through the "You're In Good Hands With Allstate(R)"
slogan, the company provides insurance products to more than 16 million households and has approximately 13,600 exclusive agencies and exclusive financial specialists in the United States and Canada.

     Applied Materials, Inc.

Applied Materials, Inc. manufactures, markets and services integrated circuit fabrication equipment for the worldwide semiconductor industry. Customers for these products include semiconductor wafer manufacturers and semiconductor integrated circuit (or chip) manufacturers, who either use the semiconductors they manufacture in their own products or sell them to other companies for use in advanced electronic components.

     Bed Bath & Beyond, Inc.

Bed Bath & Beyond Inc. operates specialty retail stores nationwide, including stores of Bed Bath & Beyond, Harmon Stores, Inc. and Christmas Tree Shops, Inc.

     Dell Inc.

Dell Inc., with fiscal 2005 net revenue of $49.2 billion, is a premier provider of products and services worldwide that enable customers to build their information-technology and Internet infrastructures. The company offers a broad range of enterprise systems (servers, storage, workstations, and networking products), client systems (notebook and desktop computer systems), printing and imaging systems, software and peripherals, and global services.

     Dow Jones & Company, Inc.

Dow Jones & Company, Inc. is a provider of global business and financial news and information through newspapers, newswires, magazines, internet, indexes, television and radio. In addition to The Wall Street Journal and its international and online editions, the company publishes Barron's, Dow Jones
Newswires and Dow Jones Indexes. The company also provides news and information of general interest to local communities through its Ottaway group of community newspapers throughout the U.S. The company is a co-owner with Reuters Group of
Factiva, with Hearst of SmartMoney and with NBC Universal of the CNBC television operations throughout Asia and Europe. The company also provides news content to
CNBC and radio stations in the U.S.

                                      PS-4

     Freddie Mac

Freddie Mac is a stockholder-owned financial services company chartered by
Congress on July 24, 1970 under the Federal Home Loan Mortgage Corporation Act, as amended, which is referred to as the company's charter. At December 31, 2004, the company had total assets of $795.3 billion, total liabilities and minority interests of $763.9 billion, and total stockholders' equity of $31.4 billion. At
May 13, 2005, the company had 5,064 fulltime and 153 part time employees. The company fulfills the requirements of its charter by purchasing residential mortgage loans and mortgage-related securities from mortgage lenders and securities dealers and by providing its credit guarantee of payment of principal and interest for residential mortgages originated by mortgage lenders.

Through the company's credit guarantee activities, it securitizes mortgage loans by issuing undivided interests in pools of purchased mortgages, which are called
Mortgage Participation Certificates to third-party investors. The company also resecuritizes mortgage related securities that it issues or that are issued by the Government National Mortgage Association, or Ginnie Mae, as well as non-agency entities.

The residential mortgage market consists of a primary mortgage market that links homebuyers and lenders and a secondary mortgage market that links lenders and investors. The company purchases mortgage loans that finance homes in every geographic region of the U.S., including U.S. territories (Puerto Rico, Guam,
U.S. Virgin Islands).

     The Microsoft Corporation

The Microsoft Corporation's mission is to enable people and businesses throughout the world to realize their full potential, and the company's vision is empowering people through great software--any time, any place, and on any device. The company develops, manufactures, licenses, and supports a wide range of software products for a multitude of computing devices. The company's software products include scalable operating systems for servers, personal computers, and intelligent devices; server applications for client/server environments; information worker productivity applications; business solutions applications; and software development tools. The company provides consulting services and product support services and trains and certifies system integrators and developers. The company sells the Xbox video game console, along with games and peripherals. The company's online businesses include MSN subscriptions and the MSN network of Internet products and services.

     Pfizer Inc.

Pfizer, Inc. is a research-based, global pharmaceutical company that discovers, develops, manufactures and markets leading prescription medicines for humans and animals as well as many of the world's best-known consumer healthcare products.

     Phelps Dodge Corporation

Phelps Dodge Corporation is one of the world's leading producers of copper and molybdenum, the largest producer of molybdenum-based chemicals and continuous-cast copper rod, and among the leading producers of magnet wire and carbon black.

     Wal-Mart Stores, Inc.

Wal-Mart Stores, Inc. operates retail stores in various formats around the world. The company provides a broad assortment of quality merchandise and services at everyday low prices ("EDLP") while fostering a culture that rewards and embraces mutual respect, integrity and diversity. EDLP is the company's pricing philosophy under which the company prices items at a low price every day so that its customers trust that its prices will not change erratically under frequent promotional activity. The company's fiscal year ends on January 31.
During the fiscal year ended January 31, 2005, the company had net sales of
$285.2 billion.

                                    --------
Each company's common stock is registered under the Securities Exchange Act of
1934. Companies with securities registered under that Act are required to file periodically certain financial and other information specified by the SEC.
Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC's website described under "Where You Can Find More Information" on page 58 of the accompanying base prospectus. In addition, information regarding the companies may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.

                                      PS-5

HISTORICAL INFORMATION ABOUT THE COMMON STOCKS INCLUDED IN THE BASKET

The following table presents the high and low per share closing prices for each of the common stocks included in the basket, as reported on the primary exchange on which such common stock trades during each fiscal quarter in 2002, 2003, 2004 and 2005 (through the date of this pricing supplement), and the closing price at the end of each quarter in 2002, 2003, 2004 and 2005 (through the date of this pricing supplement).

It is impossible to predict whether the prices of these common stocks will rise or fall. The historical prices of these common stocks are not indications of future performance. Lehman Brothers Holdings cannot assure you that the prices of these common stocks included in the basket will increase enough so that the alternative redemption amount will be greater than $1,000. The historical prices below have been adjusted to reflect any stock splits or reverse stock splits.

All information in the table that follows was obtained from Bloomberg L.P., without independent verification.

                                      PS-6

                            THE ALLSTATE CORPORATION

                                                 HIGH         LOW     PERIOD END
                                              ----------  ----------  ----------
2002
   First Quarter..............................   $37.77      $31.56     $37.77
   Second Quarter.............................    41.06       36.39      36.98
   Third Quarter..............................    38.74       33.77      35.55
   Fourth Quarter.............................    41.32       33.41      36.99

2003
   First Quarter..............................   $38.49      $30.68     $33.17
   Second Quarter.............................    38.41       34.19      35.65
   Third Quarter..............................    39.29       35.51      36.53
   Fourth Quarter.............................    43.03       37.30      43.02

2004
   First Quarter .............................   $47.04      $42.71     $45.46
   Second Quarter.............................    47.85       43.22      46.55
   Third Quarter..............................    49.08       45.82      47.99
   Fourth Quarter.............................    51.76       46.34      51.72

2005
   First Quarter..............................   $54.75      $49.67     $54.06
   Second Quarter.............................    60.36       52.72      59.75
   Third Quarter (through the date of this
     pricing supplement) .....................    61.65       59.85      61.65

                            APPLIED MATERIALS, INC.

                                                 HIGH         LOW     PERIOD END
                                              ----------  ----------  ----------
2002
   First Quarter..............................   $27.14      $19.75     $27.14
   Second Quarter.............................    27.76       18.76      19.02
   Third Quarter..............................    19.93       11.20      11.55
   Fourth Quarter.............................    17.49       10.35      13.03

2003
   First Quarter..............................   $15.70      $11.60     $12.58
   Second Quarter.............................    16.87       12.76      15.84
   Third Quarter..............................    22.22       16.01      18.13
   Fourth Quarter.............................    25.61       18.55      22.44

2004
   First Quarter .............................   $24.63      $20.20     $21.33
   Second Quarter.............................    22.84       18.03      19.62
   Third Quarter..............................    19.00       15.61      16.49
   Fourth Quarter.............................    17.89       15.69      17.10

2005
   First Quarter..............................   $17.92      $15.17     $16.25
   Second Quarter.............................    17.40       14.50      16.18
   Third Quarter (through the date of this
     pricing supplement) .....................    17.39       16.12      17.39

                                      PS-7

                             BED BATH & BEYOND INC.

                                                 HIGH         LOW     PERIOD END
                                              ----------  ----------  ----------
2002
   First Quarter..............................   $35.22      $30.90     $33.75
   Second Quarter.............................    37.74       31.45      37.74
   Third Quarter..............................    37.70       26.95      32.57
   Fourth Quarter.............................    37.29       30.16      34.53

2003
   First Quarter..............................   $37.02      $30.30     $34.54
   Second Quarter.............................    43.80       34.23      38.82
   Third Quarter..............................    43.36       37.10      38.27
   Fourth Quarter.............................    43.35       39.00      43.35

2004
   First Quarter .............................   $42.57      $37.94     $41.90
   Second Quarter.............................    40.56       35.39      38.45
   Third Quarter..............................    39.89       33.89      37.11
   Fourth Quarter.............................    44.09       38.15      39.83

2005
   First Quarter..............................   $41.58      $35.57     $36.54
   Second Quarter ............................    44.37       36.40      41.78
   Third Quarter (through the date of this
     pricing supplement) .....................    44.62       41.41      44.62

                                   DELL INC.

                                                 HIGH         LOW     PERIOD END
                                              ----------  ----------  ----------
2002
   First Quarter..............................   $29.64      $23.76     $26.11
   Second Quarter.............................    27.95       22.33      26.14
   Third Quarter..............................    28.43       22.61      23.51
   Fourth Quarter.............................    30.94       24.64      26.74

2003
   First Quarter..............................   $28.78      $22.86     $27.31
   Second Quarter.............................    32.46       27.21      31.84
   Third Quarter..............................    34.94       30.94      33.42
   Fourth Quarter.............................    36.98       32.65      33.98

2004
   First Quarter .............................   $35.97      $31.20     $33.62
   Second Quarter.............................    36.66       34.03      35.82
   Third Quarter..............................    36.18       33.12      35.60
   Fourth Quarter.............................    42.38       34.25      42.14

2005
   First Quarter..............................   $41.79      $38.04     $38.42
   Second Quarter ............................    40.77       34.83      39.46
   Third Quarter (through the date of this
     pricing supplement)......................    40.73       39.34      40.73

                                      PS-8

                           DOW JONES & COMPANY, INC.

                                                 HIGH         LOW     PERIOD END
                                              ----------  ----------  ----------
2002
   First Quarter..............................   $58.22      $50.33     $58.22
   Second Quarter.............................    60.03       47.60      48.45
   Third Quarter..............................    48.75       36.23      38.41
   Fourth Quarter.............................    43.96       31.05      43.23

2003
   First Quarter..............................   $45.90      $33.75     $35.44
   Second Quarter.............................    47.74       35.45      43.03
   Third Quarter..............................    48.58       38.92      47.35
   Fourth Quarter.............................    53.03       46.61      49.85

2004
   First Quarter .............................   $52.65      $45.52     $47.91
   Second Quarter.............................    49.43       44.68      45.10
   Third Quarter..............................    44.70       39.96      40.61
   Fourth Quarter.............................    45.12       40.49      43.06

2005
   First Quarter..............................   $43.03      $37.02     $37.37
   Second Quarter ............................    38.33       32.20      35.45
   Third Quarter (through the date of this
     pricing supplement)......................    37.64       36.48      36.86

                                  FREDDIE MAC

                                                 HIGH         LOW     PERIOD END
                                              ----------  ----------  ----------
2002
   First Quarter..............................   $68.60      $61.00     $63.37
   Second Quarter.............................    67.66       60.42      61.20
   Third Quarter..............................    64.85       54.67      55.90
   Fourth Quarter.............................    63.50       53.98      59.05

2003
   First Quarter..............................   $64.73      $50.80     $53.10
   Second Quarter.............................    61.32       47.35      50.77
   Third Quarter..............................    55.71       48.10      52.35
   Fourth Quarter.............................    59.07       53.28      58.32

2004
   First Quarter .............................   $65.00      $58.22     $59.06
   Second Quarter.............................    63.30       56.93      63.30
   Third Quarter..............................    69.00       62.60      65.24
   Fourth Quarter.............................    73.70       64.60      73.70

2005
   First Quarter..............................   $72.99      $60.11     $63.20
   Second Quarter.............................    67.23       60.05      65.23
   Third Quarter (through the date of this
     pricing supplement)......................    66.65       65.00      66.65

                                      PS-9

                             MICROSOFT CORPORATION

                                                 HIGH         LOW     PERIOD END
                                              ----------  ----------  ----------
2002
   First Quarter..............................   $34.93      $29.00    $30.16
   Second Quarter.............................    30.19       24.31     27.35
   Third Quarter..............................    27.43       21.42     21.87
   Fourth Quarter.............................    29.12       21.89     25.85

2003
   First Quarter..............................   $28.49      $22.79    $24.21
   Second Quarter.............................    26.38       23.67     25.64
   Third Quarter..............................    29.96       25.54     27.80
   Fourth Quarter.............................    29.35       25.10     27.37

2004
   First Quarter .............................   $28.80      $24.15    $24.93
   Second Quarter.............................    28.57       25.08     28.56
   Third Quarter..............................    29.00       26.88     27.65
   Fourth Quarter.............................    29.98       26.53     26.72

2005
   First Quarter..............................   $26.84      $23.92    $24.17
   Second Quarter.............................    26.07       24.12     24.84
   Third Quarter (through the date of this
     pricing supplement)......................    25.97       24.65     25.97

                                  PFIZER INC.

                                                 HIGH         LOW     PERIOD END
                                              ----------  ----------  ----------
2002
   First Quarter..............................   $42.15      $39.40    $39.74
   Second Quarter.............................    40.11       33.43     35.00
   Third Quarter..............................    34.92       25.92     29.02
   Fourth Quarter.............................    33.87       28.30     30.57

2003
   First Quarter..............................   $32.00      $28.56    $31.16
   Second Quarter.............................    36.18       30.37     34.15
   Third Quarter..............................    34.65       29.55     30.38
   Fourth Quarter.............................    35.33       30.56     35.33

2004
   First Quarter .............................   $38.85      $33.70    $35.05
   Second Quarter.............................    37.62       33.82     34.28
   Third Quarter..............................    34.16       29.62     30.60
   Fourth Quarter.............................    31.30       24.29     26.89

2005
   First Quarter..............................   $27.18      $23.86    $26.27
   Second Quarter.............................    28.90       25.93     27.58
   Third Quarter (through the date of this
     pricing supplement)......................    27.60       26.75     27.60

                                     PS-10

                            PHELPS DODGE CORPORATION

                                                 HIGH         LOW     PERIOD END
                                              ----------  ----------  ----------
2002
   First Quarter...............................  $42.32      $30.87     $42.10
   Second Quarter..............................   41.82       35.14      41.20
   Third Quarter...............................   41.83       24.93      25.63
   Fourth Quarter..............................   33.60       23.09      31.65

2003
   First Quarter...............................  $36.51      $30.66     $32.48
   Second Quarter..............................   39.54       30.94      38.34
   Third Quarter...............................   50.21       37.29      46.80
   Fourth Quarter..............................   79.40       48.49      76.09

2004
   First Quarter ..............................  $89.81      $70.93     $81.66
   Second Quarter..............................   84.60       60.60      77.51
   Third Quarter...............................   93.60       72.05      92.03
   Fourth Quarter..............................  101.55       81.06      98.92

2005
   First Quarter...............................  108.47      $90.37    $101.73
   Second Quarter..............................  102.78       79.91      92.50
   Third Quarter (through the date of this
     pricing supplement).......................   99.93       93.24      98.32

                             WAL-MART STORES, INC.

                                                 HIGH         LOW     PERIOD END
                                              ----------  ----------  ----------
2002
   First Quarter...............................  $63.75      $55.76     $61.30
   Second Quarter..............................   61.23       53.15      55.01
   Third Quarter...............................   56.00       44.60      49.24
   Fourth Quarter..............................   57.33       49.16      50.51

2003
   First Quarter...............................  $54.67      $46.74     $52.03
   Second Quarter..............................   56.70       52.00      53.67
   Third Quarter...............................   60.08       54.35      55.85
   Fourth Quarter..............................   59.39       50.74      53.05

2004
   First Quarter ..............................  $61.05      $52.12     $59.69
   Second Quarter..............................   59.02       51.98      52.76
   Third Quarter...............................   54.97       51.33      53.20
   Fourth Quarter..............................   57.70       51.99      52.82

2005
   First Quarter...............................  $54.49      $50.11     $50.11
   Second Quarter..............................   49.85       46.81      48.20
   Third Quarter (through the date of this
     pricing supplement).......................   50.51       48.28      50.51

                                     PS-11

                              HYPOTHETICAL RETURNS

The table below illustrates, for a range of hypothetical closing levels of the basket, calculated on the valuation date:

o  the hypothetical alternative redemption amount per $1,000 note;

o  the percentage change from the principal amount to the hypothetical alternative redemption amount;

o  the hypothetical total amount payable per $1,000 note (without interest);

o  the hypothetical total rate of return (without interest);

o  the hypothetical annualized pre-tax rate of return (without interest);

o  the hypothetical total rate of return (including interest); and

o  the hypothetical annualized pre-tax rate of return (including interest).



                                PERCENTAGE     HYPOTHETICAL
                                 CHANGE OF     TOTAL AMOUNT                                              HYPOTHETICAL
                               HYPOTHETICAL     PAYABLE AT                  HYPOTHETICAL                  ANNUALIZED
 HYPOTHETICAL   HYPOTHETICAL    ALTERNATIVE       STATED      HYPOTHETICAL   ANNUALIZED    HYPOTHETICAL    PRE-TAX
CLOSING LEVEL   ALTERNATIVE     REDEMPTION     MATURITY PER    TOTAL RATE   PRE-TAX RATE    TOTAL RATE     RATE OF
OF THE BASKET    REDEMPTION     AMOUNT OVER     $1,000 NOTE    OF RETURN      OF RETURN     OF RETURN       RETURN
    ON THE       AMOUNT PER    THE PRINCIPAL     (WITHOUT       (WITHOUT      (WITHOUT        (WITH         (WITH
VALUATION DATE  $1,000 NOTE       AMOUNT         INTEREST)     INTEREST)      INTEREST)     INTEREST)     INTEREST)
--------------  -----------    -------------   ------------   ------------  ------------   ------------  ------------

$   70.00       $   643.68        -35.63%       $1,000.00         0.00%         0.00%           4.00%        0.99%
    80.00           735.63        -26.44         1,000.00         0.00          0.00            4.00         0.99
    90.00           827.59        -17.24         1,000.00         0.00          0.00            4.00         0.99
   100.00           919.54         -8.05         1,000.00         0.00          0.00            4.00         0.99
   108.75         1,000.00          0.00         1,000.00         0.00          0.00            4.00         0.99
   110.00         1,011.49          1.15         1,011.49         1.15          0.29            5.15         1.26
   120.00         1,103.45         10.34         1,103.45        10.34          2.49           14.34         3.41
   130.00         1,195.40         19.54         1,195.40        19.54          4.56           23.54         5.43
   140.00         1,287.36         28.74         1,287.36        28.74          6.52           32.74         7.34


-----------------------

For purposes of this table, it is assumed that during the term of the notes
Allstate, Applied Materials, Dow Jones, Freddie Mac, Microsoft, Pfizer, Phelps
Dodge and Wal-Mart do not change the amount of the dividends that they pay on their common stock and that Bed Bath & Beyond and Dell do not pay any dividends on their common stock.

The above figures are for purposes of illustration only. The actual amount received by investors and the resulting total and pre-tax rates of return will depend entirely on the actual settlement value determined by the calculation agent. In particular, the actual closing level of the basket could be lower or higher than those reflected in the table.

The table above only provides hypothetical return information with regard to notes held to maturity. It is not applicable in the case of notes repurchased or redeemed prior to the stated maturity date.

You should compare the features of the notes to other available investments before deciding to purchase the notes. Due to the uncertainty as to whether the alternative redemption amount, at stated maturity or in connection with a repurchase or redemption, will be greater than $1,000 per $1,000 note or whether the notes will be redeemed prior to the stated maturity date, the return on investment with respect to the notes may be higher or lower than the return available on other securities issued by Lehman Brothers Holdings or by others and available through Lehman Brothers Inc. You should reach an investment decision only after carefully considering the suitability of the notes in light of your particular circumstances.

                                     PS-12

           SUPPLEMENTAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

Lehman Brothers Holdings is required to provide the comparable yield to you and, solely for tax purposes, is also required to provide a projected payment schedule that includes the actual interest payments on the notes and estimates the amount and timing of contingent payments on the notes. Lehman Brothers
Holdings has determined that the comparable yield is an annual rate of 4.463%, compounded semi-annually. Based on the comparable yield, the projected payment schedule per $1,000 note is $5.00 semi-annually and $1,154.81 due at maturity, which includes the final interest payment. Lehman Brothers Holdings agrees and, by purchasing a note, you agree, for United States federal income tax purposes, to be bound by Lehman Brothers Holdings' determination of the comparable yield and projected payment schedule. As a consequence, for United States federal income tax purposes, you must use the comparable yield determined by Lehman
Brothers Holdings and the projected payments set forth in the projected payment schedule prepared by Lehman Brothers Holdings in determining your interest accruals, and the adjustments thereto, in respect of the notes.

Because there is no statutory, judicial, or administrative authority directly addressing the characterization of notes with terms such as the notes for United
States federal income tax purposes, it is possible that the Internal Revenue
Service could assert characterizations other than those described in the accompanying synthetic convertible prospectus supplement that could affect the timing, amount and character of income, gain, loss or deduction. You should consult your own tax advisors concerning the federal income tax consequences of the notes in light of your particular situation. See "United States Federal
Income Tax Consequences" in the accompanying synthetic convertible prospectus supplement.

                        SUPPLEMENTAL PLAN OF DISTRIBUTION

Lehman Brothers Holdings has agreed to sell to Lehman Brothers Inc., and Lehman
Brothers Inc. has agreed to purchase, all of the notes at the price indicated on the cover of this pricing supplement.

Lehman Brothers Holdings has agreed to indemnify Lehman Brothers Inc., against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that Lehman Brothers Inc. may be required to make relating to these liabilities as described in the MTN prospectus supplement and the base prospectus.

Lehman Brothers Inc. will offer the notes initially at a public offering price equal to the issue price set forth on the cover of this pricing supplement.
After the initial public offering, the public offering price may from time to time be varied by Lehman Brothers Inc.

Lehman Brothers Holdings has granted to the underwriter an option to purchase, at any time within 13 days of the original issuance of the notes, up to
$2,295,000 additional aggregate principal amount of notes solely to cover over-allotments. To the extent that the option is exercised, Lehman Brothers
Inc. will be committed, subject to certain conditions, to purchase the additional notes. If this option is exercised in full, the total public offering price, the underwriting discount and proceeds to Lehman Brothers Holdings would be approximately $17,595,000, $43,988 and $17,551,012, respectively.

Lehman Brothers Holdings expects to deliver the notes against payment on or about July 21, 2005, which is the fifth business day following the date of this pricing supplement.

Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if any purchaser wishes to trade the notes on the date of this pricing supplement, it will be required, by virtue of the fact that the notes initially will settle on the fifth business day following the date of this pricing supplement, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement.

An affiliate of Lehman Brothers Holdings has entered into a swap transaction in connection with the notes and has received customary compensation for that transaction.

                                     PS-13

                                   $15,300,000

                          LEHMAN BROTHERS HOLDINGS INC.
                           MEDIUM-TERM NOTES, SERIES H

                          1.00% NOTES DUE JULY 21, 2009
                  PERFORMANCE LINKED TO A BASKET OF TEN STOCKS

                             ----------------------

                               PRICING SUPPLEMENT
                                  JULY 14, 2005

                        (INCLUDING PROSPECTUS SUPPLEMENT
                               DATED MAY, 18, 2005

                              PROSPECTUS SUPPLEMENT
                             DATED MAY, 18, 2005 AND

                                   PROSPECTUS
                              DATED MAY, 18, 2005)

                             ----------------------

                                 LEHMAN BROTHERS